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              EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

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                                          YEAR ENDED JANUARY 31,

                                        1997      1996      1995
                                       ------    ------    ------
                                  (in thousands, except per share data)

Average shares outstanding              6,995     5,861     5,500

Net effect of dilutive stock
  options based on the
  treasury stock method using
  average market price                      -        45        83
                                       ------    ------    ------
Total                                   6,995     5,906     5,583
                                       ------    ------    ------
                                       ------    ------    ------
Income or pro forma income
  before cumulative effect
  of change in accounting
  method                               $  785    $3,832    $4,890
                                       ------    ------    ------
                                       ------    ------    ------
Net income or pro forma net
  income (1)                           $  785    $2,844    $4,212
                                       ------    ------    ------
                                       ------    ------    ------
Earnings or pro forma earnings
  per share before cumulative
  effect of change in
  accounting method                    $  .11    $  .65    $  .88
                                       ------    ------    ------
                                       ------    ------    ------
Earnings or pro forma earnings
  per share                            $  .11    $  .48    $  .76
                                       ------    ------    ------
                                       ------    ------    ------
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(1) -  During fiscal 1996, the Company changed its accounting method for preopening expenses, resulting in a cumulative effect adjustment of ($0.17) per share, net of taxes. Net income includes certain pro forma adjustments for the years prior to fiscal 1996 to reflect this change in accounting method.